Exhibit 99.1

Ameron Reports Solid Profits on Higher Second-Quarter Sales

PASADENA, Calif.--(BUSINESS WIRE)--June 24, 2010--Ameron International Corporation (NYSE:AMN) today reported net income of $9.5 million, or $1.03 per diluted share, in the quarter ended May 30, 2010, compared to net income of $9.4 million, or $1.02 per diluted share, in the quarter ended May 31, 2009. Consolidated sales increased to $136.5 million in the second quarter of 2010, compared to $132.9 million in the second quarter of 2009 and $109.0 million in the first quarter of 2010.

James S. Marlen, Ameron’s Chairman, Chief Executive Officer and President, stated, “We are encouraged by the second-quarter sales increase and the level of profitability, especially given the difficult market conditions and the weakness of the first quarter. Overall, improvements by Fiberglass-Composite Pipe and TAMCO, the Company’s 50%-owned steel mini mill in Southern California, were offset by declines of the other construction-related businesses, which continued to be affected by cyclically weak markets. Second-quarter net income was flat in 2010, compared to 2009, due partly to unprofitable wind tower operations and the lack of income from affiliates.”

Year-to-date net income totaled $10.6 million, or $1.15 per diluted share, in 2010, compared to $13.3 million, or $1.43 per diluted share, in 2009. Sales for the first six months of 2010 totaled $245.6 million, compared to $278.9 million in 2009.

The Fiberglass-Composite Pipe Group’s second-quarter sales of $64.7 million and segment income of $17.8 million were up 16% and 8%, respectively, higher in 2010 than in 2009. Second-quarter sales increased in key oilfield and mining markets in North and South America. Marine and offshore energy exploration and production markets remained strong, sustained by new vessel construction at Asian shipyards. In Brazil, sales growth came from the municipal water markets and from the new Centron operation which began production of oil field piping in the latter part of 2009. Most of the Group’s worldwide, consolidated operations had higher profits. Income related to dividends from an affiliated company in Saudi Arabia of $2.2 million in 2009 did not repeat in 2010. Looking forward, the Fiberglass-Composite Pipe Group is on track with the prior year and continues to see signs of improvement due primarily to higher energy-related demand.

The Infrastructure Products Group had lower sales and segment income in the second quarter of 2010 due to the impact of continued soft economic conditions on residential and commercial construction markets. The Hawaii Division’s sales and segment income were lower in 2010, compared to 2009; Pole Products’ segment income improved on flat sales. The Group’s combined sales declined $4.5 million, or 13%; while combined segment income declined $.7 million, or 23%. Pole Products benefitted from lower costs and higher sales of concrete poles for the replacement market. Sales of steel poles and concrete poles for new construction projects remained sluggish. Demand for aggregates and ready-mix on both Oahu and Maui fell as construction spending in Hawaii continued to soften due to the recessionary economy. Military and governmental spending in Hawaii provided a stable base of business; however, residential and commercial construction, including construction of timeshare units, resorts and high-rise condominium projects, was down. The State of Hawaii’s fiscal challenges and the lower level of tourism are expected to delay a recovery in Hawaiian construction. Demand for Pole Products Division’s decorative concrete poles for residential lighting applications is stable. However, significant recovery of the Infrastructure Products Group is not expected in the short term.

The Water Transmission Group was slightly profitable in the second quarter of 2010. The profitability of the water pipe business improved, while the wind tower business turned unprofitable. The Group’s combined sales declined $1.0 million, or 2%, due to lower pipe sales than in the second quarter of 2009. As anticipated, water pipe sales improved in the second quarter, compared to the first quarter when rainy weather impacted pipe production. Wind tower sales were flat in the second quarter of 2010, compared to the second quarter of 2009. New tower orders remain elusive due to weak wind energy markets and the inability of wind farm developers to obtain project financing. Wind tower backlog fell to $11.5 million at the end of the second quarter, from $28.9 million at November 30, 2009. The wind tower business is not expected to recover in the near term. The water pipe business was also affected by the low bid activity in the water and wastewater markets in the western U.S. The lack of bid activity was due to tight municipal and state budgets, the lack of available project financing and the timing of construction of major water transmission pipelines. While a number of wind tower and pipe projects are being followed and planning activities have increased, it remains uncertain when owners, water agencies and municipalities will proceed with these projects.

TAMCO’s sales increased in the second quarter of 2010, compared to the same period in 2009, primarily due to inventory restocking by customers and higher market pricing. Shipments in 2010 remained well below TAMCO’s production capacity. TAMCO’s net loss in the second quarter of 2010 totaled $.8 million, compared to a loss of $3.4 million in 2009. Ameron’s share of TAMCO’s net loss was $.4 million after taxes in 2010, compared to a loss of $1.6 million in 2009. While steel markets have generally firmed in the U.S., demand for steel rebar in TAMCO’s key markets in the western states remains depressed due to sluggishness in the construction industry.

“We are pleased with second-quarter results. As expected, 2010 continues to be challenging. The seasonal decline of the first quarter was partially offset in the second quarter, and some markets are showing signs of improvement. Although difficult market conditions are expected to continue, we are cautiously optimistic for the balance of the year. The Company will continue to be led by the Fiberglass-Composite Pipe Group and constrained by the cyclical, construction-related businesses. We continue to focus on controlling costs to maximize profits in spite of weak markets and are actively reviewing all operations for improvements. Likewise, we are continuing to invest in expanding and enhancing the Company’s capabilities and markets and are seeking opportunities for growth. We remain optimistic that as the global economy recovers and stabilizes, the Company will capitalize on its strong market positions and achieve superior long-term results,” James S. Marlen concluded.

About Ameron International

Ameron International Corporation is a multinational manufacturer of highly-engineered products and materials for the chemical, industrial, energy, transportation and infrastructure markets. Traded on the New York Stock Exchange (AMN), Ameron is a leading producer of water transmission lines and fabricated steel products, such as wind towers; fiberglass-composite pipe for transporting oil, chemicals and corrosive fluids and specialized materials; and products used in infrastructure projects. The Company’s businesses operate in North America, South America, Europe and Asia. The Company also has partial ownership in several unconsolidated affiliates in the U.S. and the Middle East.

All statements in this press release and in all future press releases that do not directly and exclusively relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the intentions, plans, expectations and beliefs of Ameron International Corporation (the “Company” or “Ameron”), and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control. These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the section titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended November 30, 2009. The Company disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent events or otherwise except as required by law.

AMERON INTERNATIONAL CORPORATION AND SUBSIDIARIES

FINANCIAL STATEMENTS

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended		Six Months Ended
	May 30,	May 31,	May 30,	May 31,
(Dollars in thousands, except per share data)	2010	2009	2010	2009
Sales	$136,544	$132,920	$245,562	$278,922
Cost of sales	(101,213)	(96,370)	(180,785)	(207,451)
Gross profit	35,331	36,550	64,777	71,471

Selling, general and administrative expenses	(24,138)	(25,877)	(51,400)	(52,285)
Other income, net	969	2,431	1,511	2,902
Income before interest, income taxes and equity in loss of affiliate	12,162	13,104	14,888	22,088
Interest expense, net	(305)	(148)	(412)	(319)
Income before income taxes and equity in loss of affiliate	11,857	12,956	14,476	21,769
Provision for income taxes	(1,899)	(1,975)	(2,659)	(4,619)
Income before equity in loss of affiliate	9,958	10,981	11,817	17,150
Equity in loss of affiliate, net of taxes	(409)	(1,555)	(1,185)	(3,898)
Net income	$9,549	$9,426	$10,632	$13,252

Net income per share allocated to Common Stock
Basic	$1.03	$1.02	$1.15	$1.44

Diluted	$1.03	$1.02	$1.15	$1.43

Weighted-average shares (basic)	9,205,970	9,171,645	9,191,676	9,159,161
Weighted-average shares (diluted)	9,218,234	9,185,143	9,209,129	9,172,470

Cash dividends per share	$.30	$.30	$.60	$.60

AMERON INTERNATIONAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS – ASSETS (UNAUDITED)

	May 30,	November 30,
(Dollars in thousands)	2010	2009
ASSETS

Current assets
Cash and cash equivalents	$153,351	$181,114
Receivables, less allowances of $4,589 in 2010 and $5,351 in 2009	155,171	151,210
Inventories	70,865	62,700
Deferred income taxes	18,814	19,795
Prepaid expenses and other current assets	12,870	11,585

Total current assets	411,071	426,404

Investments
Equity method affiliate	27,841	30,626
Cost method affiliates	3,784	3,784

Property, plant and equipment
Land	45,662	46,029
Buildings	100,856	100,583
Machinery and equipment	348,573	345,604
Construction in progress	36,958	32,306

Total property, plant and equipment at cost	532,049	524,522
Accumulated depreciation	(291,440)	(286,014)

Total property, plant and equipment, net	240,609	238,508
Deferred income taxes	14,320	14,321
Goodwill and intangible assets, net of accumulated amortization of $1,269 in 2010 and $1,257 in 2009	2,070	2,088
Other assets	46,521	46,818

Total assets	$746,216	$762,549

AMERON INTERNATIONAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS – LIABILITIES AND STOCKHOLDERS' EQUITY (UNAUDITED)

	May 30,	November 30,
(Dollars in thousands, except per share data)	2010	2009
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Current portion of long-term debt	$7,263	$7,366
Trade payables	45,933	44,052
Accrued liabilities	69,614	77,515
Income taxes payable	9,038	10,004

Total current liabilities	131,848	138,937

Long-term debt, less current portion	31,874	30,933
Deferred income taxes	1,709	1,710
Other long-term liabilities	90,764	99,379

Total liabilities	256,195	270,959

Commitments and contingencies

Stockholders' equity
Common Stock, par value $2.50 per share, authorized 24,000,000 shares, outstanding 9,246,355 shares in 2010 and 9,209,836 shares in 2009	30,045	29,920
Additional paid-in capital	60,395	59,531
Retained earnings	505,299	500,224
Accumulated other comprehensive loss	(48,649)	(42,036)
Treasury Stock (2,771,637 shares in 2010 and 2,758,356 shares in 2009)	(57,069)	(56,049)

Total stockholders' equity	490,021	491,590

Total liabilities and stockholders' equity	$746,216	$762,549

AMERON INTERNATIONAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six Months Ended
	May 30,	May 31,
(Dollars in thousands)	2010	2009
OPERATING ACTIVITIES
Net income	$10,632	$13,252
Adjustments to reconcile net income to net cash (used in)/provided by operating activities:
Depreciation	12,714	10,657
Amortization	17	19
Loss from affiliate	1,285	4,313
(Gain)/loss from sale of property, plant and equipment	(11)	16
Stock compensation expense	1,433	2,362
Changes in operating assets and liabilities:
Receivables, net	(5,394)	45,120
Inventories	(9,356)	15,873
Prepaid expenses and other current assets	(1,339)	(246)
Other assets	64	(87)
Trade payables	2,377	(7,675)
Accrued liabilities and income taxes payable	(8,226)	(3,637)
Other long-term liabilities and deferred income taxes	(8,325)	(1,221)
Net cash (used in)/provided by operating activities	(4,129)	78,746

INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	180	431
Additions to property, plant and equipment	(16,756)	(26,471)
Investment in affiliate	-	(10,000)
Loan to affiliate, net	1,500	-
Net cash used in investing activities	(15,076)	(36,040)

FINANCING ACTIVITIES
Issuance of debt	1,150	427
Dividends on Common Stock	(5,557)	(5,521)
Issuance of Common Stock	306	(1)
Excess tax benefits related to stock-based compensation	-	819
Purchase of treasury stock	(1,081)	(992)
Net cash used in financing activities	(5,182)	(5,268)

Effect of exchange rate changes on cash and cash equivalents	(3,376)	4,581
Net change in cash and cash equivalents	(27,763)	42,019
Cash and cash equivalents at beginning of period	181,114	143,561

Cash and cash equivalents at end of period	$153,351	$185,580

AMERON INTERNATIONAL CORPORATION AND SUBSIDIARIES

SEGMENT INFORMATION (UNAUDITED)

	Three Months Ended		Six Months Ended
	May 30,	May 31,	May 30,	May 31,
(In thousands)	2010	2009	2010	2009
Sales
Fiberglass-Composite Pipe	$64,668	$55,532	$119,174	$112,273
Water Transmission	41,288	42,251	67,100	93,794
Infrastructure Products	30,612	35,147	59,318	72,866
Eliminations	(24)	(10)	(30)	(11)
Total Sales	$136,544	$132,920	$245,562	$278,922

Income Before Interest, Income Taxes and Equity in Loss of Affiliate
Fiberglass-Composite Pipe	$17,779	$16,490	$31,830	$31,136
Water Transmission	252	2,182	(1,630)	2,695
Infrastructure Products	2,370	3,059	3,584	6,843
Corporate and unallocated	(8,239)	(8,627)	(18,896)	(18,586)
Total Income Before Interest, Income Taxes and Equity in Loss of Affiliate	$12,162	$13,104	$14,888	$22,088

CONTACT:
Ameron International Corporation
James S. Marlen, Chairman, Chief Executive Officer and President
Gary Wagner, Senior Vice President, Finance and Administration & Chief Financial Officer
James R. McLaughlin, Senior Vice President, Corporate Development & Treasurer
Telephone: 626-683-4000